Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TranSwitch Corporation:

We consent to the incorporation by reference in the registration statement (Nos. 333-114238, 333-69005, 333-40897, 333-105332, 333-109102 and 333-109571) on Form S-3 and (Nos. 333-75800, 333-70344, 333-44032, 333-83187, 33-94234 and 333-89798) on Form S-8 of TranSwitch Corporation and subsidiaries of our reports dated March 11, 2005, with respect to the consolidated balance sheets of TranSwitch Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of TranSwitch Corporation and subsidiaries. Our report refers to the Company’s change in accounting principle for computing depreciation during 2003.

/s/ KPMG LLP

Stamford, Connecticut

March 11, 2005